Exhibit 10.123

LOAN AND SECURITY AGREEMENT –

FACTOR SUB ACCOUNTS

Date:  February 9, 2009

Name of Borrower (“Borrower”):   MEADE INSTRUMENTS CORP.

Borrower and FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC (“Lender”), hereby agree to the terms and conditions set forth in this Loan and Security Agreement - Factor Sub Accounts (“Agreement”).

Section 1.                                          Definitions.

1.1                                 Definitions.  For the purposes of this Agreement and unless defined otherwise herein, all terms used shall have the meanings assigned to them on Exhibit A.

1.2                                 Other Referential Provisions.

(a)                                                                                  All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other document, instrument or agreement executed in connection herewith, unless the context shall require otherwise.

(b)                                                                                 Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, including, without limitation, applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

(c)                                                                                  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(d)                                                                                 The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(e)                                                                                  Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub clause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

(f)                                                                                    Each definition of a document in this Agreement shall include such document as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

(g)                                                                                 Except where specifically restricted, reference to a party to this Agreement includes that party and its successors and assigns.

(h)                                                                                 Unless otherwise defined herein, all capitalized terms in this Agreement shall have the meanings given those terms in the UCC.

1.3                                 Exhibits and Schedules.  All Exhibits and Schedules attached hereto are by reference made a part hereof.

Section 2.                                          Loans.

2.1                                 Schedule of Factor Sub Accounts.  If required by Lender from time to time, all Factor Sub Accounts of Borrower, shall be submitted to Lender on a Schedule of Factor Sub Accounts listing each Factor Sub Account separately.  The Schedule of Factor Sub Accounts shall be in the form attached hereto as Schedule 1 and shall be signed by a person acting or purporting to act on behalf of Borrower.  At the time the Schedule of Factor Sub Accounts is presented, if required by Lender, Borrower shall also deliver to Lender one copy of an invoice for each Factor Sub Account together with evidence of shipment, and/or delivery of the Goods or other property or rendition of service(s).

2.2                                 Advances.

(a)                                                                                  In Lender’s sole discretion, subject to the terms and conditions of this Agreement, and during the term of this Agreement and so long as no Default has occurred and is continuing, Lender may from time to time make advances to Borrower (each, an “Advance” and collectively, the “Advances”) in an amount up to, but not to exceed, an amount equal to the lesser of (i) the Maximum Revolving Credit Limit, less the amount of outstanding advances under this Section 2.2, or (ii) the Borrowing Base, less the amount of outstanding advances under this Section 2.2 as follows: For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of: up to eighty  percent (80.0%) of the aggregate unpaid Purchase Price of all Factor Sub Accounts outstanding at such time so long as dilution is less than or equal to ten percent (10.0%), less the sum of: (1) the aggregate unpaid Purchase Price of any such Factor Sub Accounts with respect to which a Dispute exists, (2) at Lender’s option, the aggregate unpaid Purchase Price of Factor Sub Accounts that are not Approved Accounts, (3) any interest, expenses or fees, actual or estimated, that are chargeable to the Reserve Account pursuant to the terms hereof, and (4) the amount of the Reserve.  The Advances shall be reduced by a minimum of two percent (2%) for every one percent (1%) of dilution in excess of ten percent (10%).

(b)                                                                                 Notwithstanding the forgoing, the aggregate amount of all outstanding Obligations (including the face amount of all letters of credit, banker’s acceptances or other financial accommodations issued or guaranteed by Lender for or on behalf of Borrower) shall in no event exceed the Maximum Revolving Credit Limit.

(c)                                                                                  Any Advances shall bear interest at the rate set forth in Section 2.5 from the date such Advance is made until the date such Advance is paid in full in cash.  Borrower will cause all Factor Sub Accounts Proceeds to be forwarded directly to a lockbox designated by Lender.  Borrower will also cause Factor Sub to make all payments of the Purchase Price of each Factor Sub Account into a lockbox designated by Lender.  All payments received in such lockbox shall be deposited in a bank account as directed by Lender for application to payment of the Obligations.  All Advances, Interest, fees and other Obligations outstanding from Borrower shall be deducted from collections and other proceeds of Collateral received by Lender.

(d)                                                                                 Borrower shall make each payment required under this Agreement, and/or under any instrument delivered hereunder, without setoff, deduction or counterclaim.

2.3                                 Overadvance.  All of the Advances made pursuant to Section 2.2 shall be added to and deemed part of the Obligations when made.  If, at any time and for any reason, the aggregate amount of Advances made pursuant to Section 2.2 exceeds the above percentage or dollar limitations, or if all of Borrower’s Obligations, at any time and for any reason, exceed the Maximum Revolving Credit Limit (an “Overadvance”), then Borrower, upon Lender’s election and demand, shall immediately pay to Lender, in cash, the amount of such Overadvance.

2.4                                 Reserve Account.  Without limiting any other provision hereof, Lender shall be entitled to withhold a Required Reserve Amount from the cash proceeds of the Factor Sub Accounts and other Collateral, and may revise the Required Reserve Amount or Reserve Percentage at any time and from time to time if Lender deems it necessary to do so in order to protect Lender’s interests.  Lender may charge against the Reserve Account any amount for which Borrower may be obligated to Lender at any time hereunder, whether under the terms of this Agreement, or otherwise, including but not limited to the repayment of any Overadvance, any damages suffered by Lender as a result of Borrower’s breach of any provision of Section 5(b) (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due.  Borrower recognizes that the Reserve Account represents bookkeeping entries only and not cash funds.  It is further agreed that Lender is authorized to withhold, without giving prior notice to Borrower, any credit balance in the Reserve Account due to Borrower under the terms of this Agreement for reasonably anticipated claims or to adequately satisfy reasonably anticipated Obligation(s) Borrower may owe Lender.  If a Default has occurred and is continuing, Lender shall be under no obligation to pay the amount in the Reserve Account until all Factor Sub Accounts listed on all Schedules of Factor Sub Accounts have been collected and applied to repay all Obligations hereunder or Lender has determined, in its sole discretion, that it will make no further efforts to collect any Factor Sub Accounts and all sums due Lender hereunder have been paid in full in cash.

2.5                                 Interest.  (a)  Borrower will pay Lender or, at Lender’s option, Lender may charge Borrower’s loan account with, interest on the average daily net principal amount of Obligations outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) (the “Interest Rate”) equal to the sum of (i) LIBOR (as defined below), plus (ii) five and one-half percent (5.5%) (the “Interest Margin”), but in no event less than 7.75%.  The Interest Rate may not be the lowest or best rate at which Lender calculates interest or extends credit.  The Interest Rate for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to the Interest Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month.

  As used herein, the following terms shall have the following meanings:

 “LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by the Lender) as the one month London Interbank Offered Rate for United States dollar deposits or such other language (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Lender that, in Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

(b) Market Disruption Event. If, at any time, Lender determines (which determination shall be conclusive and binding) that (a) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for the following month as provided in subsection (a) hereof, or (b) disruptions in the short term money markets have materially and adversely affected Lender’s cost of funds such that the interest rate hereunder does not adequately or fairly reflect Lender’s cost of making, funding or maintaining the loan hereunder, a “Market Disruption Event” will be deemed to have occurred and the Lender shall promptly notify the Borrower thereof. The rate of interest hereunder (the “Adjusted Rate of Interest”) shall be adjusted and shall thereafter be a rate equal to the sum of (x) the rate that Lender determines (which determination shall be conclusive and binding), expressed as a percentage rate per annum, to be the cost to Lender of funding the loan from whatever source it may reasonably elect, plus (y) the Interest Margin. Lender shall give prompt notice to Borrower of the Adjusted Rate of Interest.

Borrower shall begin to be charged interest at the Adjusted Rate of Interest effective as of the first day of the month following the month in which Lender provides notice thereof to Borrower, provided, however, that if Borrower is unwilling to accept the Adjusted Rate of Interest, it may terminate this Agreement and prepay all amounts due hereunder within thirty (30) days of the effective date of the Adjusted Rate of Interest without paying a prepayment fee.

 (c)     Lender shall be entitled to charge Borrower for five (5) days of “clearance” or “float” at the interest rate then applicable on all collections that are received.  This across-the-board five (5) day clearance or float charge on all collections of Borrower is acknowledged by the parties to constitute an integral aspect of the pricing of this financing of Borrower and shall apply irrespective of whether or not there are any outstanding Obligations; the effect of such clearance or float charge being the equivalent of charging interest on such collections through the completion of a period ending five (5) days after the receipt thereof.  The parties acknowledge and agree that the economic benefit of the foregoing provisions shall be for the exclusive benefit of Lender.

 (d)                              To the extent permitted by law and without limiting any other right or remedy of Lender hereunder, whenever there is a Default under this Agreement, the rate of interest on the Obligations shall, at the option of Lender, be increased to a default interest rate by adding five percent (5%) to the highest interest rate otherwise in effect hereunder.  Lender may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed.  Borrower acknowledges that: (i) such additional rate is a material inducement to Lender to purchase Accounts and consider requests for Advances hereunder; (ii) Lender would not have made the Advances in the absence of the agreement of Lender to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lender that Lender will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Advances and Obligations, and (B) compensation to Lender for losses that are difficult to ascertain.  In the event of termination of this Agreement by either party hereto, Lender’s entitlement to this charge will continue until all Obligations are paid in full.

(e)                                  THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT.  IN FURTHERANCE THEREOF, SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT.  NEITHER BORROWER, ANY PRESENT OR FUTURE GUARANTOR OR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE ADVANCES, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH.  IF ANY INDEBTEDNESS OR OBLIGATION OWED BY BORROWER HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR LENDER SHALL OTHERWISE COLLECT MONIES WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING OBLIGATIONS OR, AT LENDER’S OPTION, RETURNED TO BORROWER OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION.  IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO.   AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF CALIFORNIA OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE BORROWER RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT LENDER IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE ADVANCES.

2.6                                 Conditions to Obligation to Make Advances.  Borrower acknowledges that Lender’s obligation to make Advances to Borrower is subject to the following terms and conditions:

(a)                                                                                  Lender has no obligation to make the initial Advance to Borrower unless and until Borrower delivers to Lender, in form and substance reasonably satisfactory to Lender, each agreement, instrument, and other document requested by Lender.

(b)                                                                                 Lender’s obligation to consider Borrower’s requests for Advances is subject to the conditions that, as of the date of any such Advance, no default or Default will have occurred and be continuing hereunder, there will have occurred no material adverse change in Borrower’s financial condition or operations or in Borrower’s business prospects as compared to the state of facts existing on the date of this Agreement, and Borrower’s representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct as if made on and as of the date of each subsequent credit request.  Each request by Borrower for an Advance will be deemed to be a reaffirmation of each of Borrower’s warranties and representations hereunder.

Section 3.                                          Collections.

(a)                                  Borrower shall cause Factor Sub to forward Factor Sub Accounts Proceeds and payments of the Purchase Price with respect to any Factor Sub Accounts to such lockbox as Lender may direct from time to time. Lender shall have the right at any time after the occurrence of a Default and without notice to Borrower, to notify Factor Sub of the grant of the Security Interest to Lender and to notify Factor Sub to make payment of all amounts due or to become due to Borrower, as Lender may direct.  So long as no Default has occurred and is continuing and so long as no Obligations are then owing by Borrower to Lender, Lender shall be deemed to have received any such Factor Sub Account Proceeds as a pure pass-through for and on account of Borrower.

(b)                                 Lender shall have the sole and exclusive power and authority to collect the Factor Sub Account Proceeds, through legal action or otherwise, and Lender may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Factor Sub Account Proceeds, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Factor Sub Accounts Proceeds.  If Borrower receives payment of all or any portion of any of such Factor Sub Accounts or any other Factor Sub Account, Borrower shall notify Lender immediately and shall hold all checks and other instruments so received in trust for Lender, separate and apart from Borrower’s other property and shall deliver to Lender such checks and other instruments without delay.

(c)                                  Without limiting Lender’s right to apply cash proceeds to increase the balance of the Reserve Account, all amounts collected by Lender on Factor Sub Accounts Proceeds or other Collateral shall be available (i) to repay outstanding Advances hereunder (ii) to pay other outstanding Obligations or (iii) if all Obligations have been paid in full in cash or, otherwise, if Lender in its sole and absolute discretion so elects, for turnover to Borrower, in each case not later than the date a check, draft or other item representing payment of such cash proceeds is received by Lender plus five (5) days.

Section 4.                                          Collateral.

4.1  Security Interest.  In order to secure the payment of all indebtedness and other Obligations of Borrower to Lender, Borrower hereby grants to Lender a security interest in and lien upon and assigns, mortgages and pledges to Lender all of Borrower’s right, title and interest in and to all of Borrower’s presently existing or hereafter arising Collateral wherever located.  Lender and Borrower acknowledge that all Factor Sub Accounts sold pursuant to the terms of the Factor Sub Factoring Agreement shall be sold free and clear of any lien or interest of Lender in such Factor Sub Accounts, but that Lender shall have a Lien on the Factor Sub Accounts Proceeds.

4.2 Perfection/Further Assurances. Borrower agrees to comply with all appropriate laws in order to perfect Lender’s security interest in and to the Collateral and to execute such documents as Lender may require from time to time.  Borrower authorizes Lender to file at such times and places as Lender may designate such financing statements, continuations and amendments thereto as are necessary or desirable to perfect Lender’s rights in and give notice of Lender’s purchase of the Accounts under the UCC in effect in any applicable jurisdiction and Lender’s security interest in the Collateral.  Lender may at any time and from time to time file Financing Statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the applicable UCC for the sufficiency or filing office acceptance of any Financing Statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower.  Borrower agrees to furnish any such information to Lender promptly upon request.  Any such Financing Statements, continuation statements or amendments may be signed by Lender on behalf of Borrower or filed by Lender without the signature of Borrower and may be filed at any time in any jurisdiction.  Borrower acknowledges that it is not authorized to file any Financing Statement or amendment or termination statement with respect to any Financing Statement naming Borrower as the debtor and Lender as the secured party without the prior written consent of Lender, and Borrower agrees that it shall not do so without the prior written consent of Lender.  Borrower hereby ratifies any UCC Financing Statements previously filed by Lender.

4.3  Collateral Representations, Warranties and Covenants

(a)  Borrower is the sole owner and holder of all Collateral and there is no security interest, Lien, judgment or other encumbrance in or affecting such Accounts or any of the other Collateral except for Permitted Liens;

(b)  The Collateral is located at the locations set forth on Schedule 4.3 (b) hereof and at no other location.  Borrower shall provide written notice to Lender of any change in the locations at which it keeps its Collateral at least thirty (30) days prior to any such change. Borrower shall obtain from any landlord, warehouseman, or other third party operator of premises on which any Collateral is located an acceptable lien waiver or subordination agreement in Lender’s favor with respect to such Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately endorse and assign such Negotiable Collateral over to Lender and deliver actual physical possession of the Negotiable Collateral to Lender.  Borrower shall at any time and from time to time take such steps as Lender may request for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Lender, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender’s security interest in the Collateral and of the preservation of its rights therein other than the Inventory in Mexico.

(c)  Factor Sub Accounts Proceeds.  There is no Lien, encumbrance, security interest or other claim of any kind or nature on the Factor Sub Account Proceeds or the Collateral except the liens, encumbrances and security interests arising under the Factor Sub Factoring Agreement and the Factoring and Inventory Advance and Security Agreement.  Borrower will not grant a security interest or execute any Financing Statement in favor of any other Person with respect to the Collateral during the Term of this Agreement, without the prior written consent of Lender.  The Purchase Price for the Factor Sub Accounts is due and owing to Borrower without offset, deduction or counterclaim except as set forth in the Factor Sub Factoring Agreement.

(d)  Inventory.  Borrower will maintain Inventory at the locations set forth on Schedule 4.3 (b) hereof subject to a perfected, first-priority Lien in favor of Lender (other than Inventory located in Mexico).  Sales of Inventory will be made in compliance with all material requirements of applicable law. Until Default, Borrower may use the Inventory in any lawful manner not inconsistent with this Agreement or with the terms or conditions of any policy of insurance thereon, may use and consume any raw materials or supplies, the use and consumption of which is necessary in order to carry on Borrower’s business, and may also sell the Inventory in the ordinary course of business.  (A sale in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt owing by Borrower to any person other than Lender.)

(e)  Equipment.  Borrower will maintain all Equipment used or useful in Borrower’s business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Lender’s favor and free and clear of all other Liens except Permitted Liens at one of the locations set forth on Schedule 4.3(b).

(f)  Defense of Title.  All Collateral will at all times be owned by Borrower, and Borrower will defend Borrower’s title to the Collateral against the claims of third parties.  Borrower will at all times keep accurate and complete records of the Collateral.

(g)  Insurance.  Borrower will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be satisfactory to Lender, which policies will name Lender as an additional insured and provide that loss thereunder will be payable to Lender as Lender’s interests may appear upon a loss payee endorsement acceptable to Lender.  All proceeds of any such insurance will be paid over to Lender directly, and Lender may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as Lender determines or, in Lender’s sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property.  Borrower will provide to Lender from time to time certificates showing such coverage in effect and, at Lender’s request, the underlying policies.

(h)  Commercial Tort Claims.  If Borrower shall at any time acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

Section 5.   Power of Attorney.  Borrower grants to Lender an irrevocable power of attorney authorizing and permitting Lender, at its option, with or without notice to Borrower to do any or all of the following:  (a) Endorse the name of Borrower on any checks or other evidences of payment whatsoever that may come into the possession of Lender regarding Collateral, including checks received by Lender pursuant to Section 5;  (b) Receive, open and dispose of any mail addressed to Borrower and put Lender’s address on any statements mailed to Account Debtors; (c) Pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Collateral; (d) Upon the occurrence of a Default, notify in the name of the Borrower, the U.S. Post Office to change the address for delivery of mail addressed to Borrower to such address as Lender may designate, provided, however, Lender shall turn over to Borrower all such mail not relating to Collateral; (e) File any Financing Statement deemed necessary or appropriate by Lender to protect Lender’s interest in and to the Collateral, or under any provision of this Agreement; (f) Effect debits to any Deposit Account that Borrower maintains at any bank for any sums due to or from the Borrower under this Agreement; and (g) To do all other things necessary and proper in order to carry out this Agreement.  The authority granted to Lender herein is irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

Section 6.  Borrower’s Representations, Warranties and Covenants.

6.1  Borrower’s Representations, Warranties and Covenants.  Borrower represents, warrants and covenants to Lender that:

(a)                                                                                  Borrower is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable.

(b)                                                                                 The execution, delivery and performance by Borrower of this Agreement does not and will not constitute a violation of any applicable law, violation of Borrower’s articles of organization, operating agreement or other organizational documents, or a material breach of any other document, agreement or instrument to which Borrower is a party or by which Borrower is bound.  The Agreement is a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

(c)                                                                                  Borrower’s address, as set forth below its signature line hereto, is Borrower’s mailing address, its state of organization, its chief executive office, principal place of business and the office where all of the books and records concerning the Factor Sub Accounts and Inventory are maintained which shall not be changed without giving thirty (30) days prior written notice to Lender.

(d)                                                                                 Borrower shall maintain its books and records in accordance with GAAP.  Borrower shall furnish Lender, upon request, such information and statements, as Lender shall require from time to time regarding Borrower’s business affairs, financial condition and results of its operations.  Without limiting the generality of the foregoing, Borrower shall provide Lender, (i) on or prior to the 30th day of each month, unaudited financial statements with respect to the prior month, (ii) within forty-five (45) days after the end of each of Borrower’s quarters, unaudited financial statements (on a fiscal year-to-date basis) prepared by a CPA acceptable to Lender, (iii) within ninety (90) days after the end of each of Borrower’s fiscal years, audited financial statements prepared by a CPA acceptable to Lender, (iv) a certificate from the president or chief financial officer of Borrower stating whether any Default has occurred and stating the nature of the Default, and (v) such other information as Lender may request.  Borrower will furnish to Lender upon request a current listing of all open and unpaid accounts payable. All financial statements and reports furnished to Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP, consistently applied.  Lender shall have the right at any time, at Borrower’s expense, to visit and inspect Borrower’s books and records, and to make and take away copies of Borrower’s books and records.

(e)                                                                                  Borrower has paid and will pay all taxes and governmental charges imposed with respect to sale of Goods or other property and furnish to Lender upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements.

(f)                                                                                    Borrower will promptly notify Lender of (i) the filing of any lawsuit against Borrower involving amounts greater than $50,000.

(g)                                                                                 The Application made or delivered by or on behalf of Borrower in connection with this Agreement, and the statements made therein, are true and correct at the time that this Agreement is executed.  There is no fact which Borrower has not disclosed to Lender in writing which could materially adversely affect the properties, business or financial condition of Borrower, or any of the Approved Accounts or other Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

(h)                                                                                 In no event shall the funds paid to Borrower hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

(i)                                                                                     Borrower does business under no trade or assumed names except as indicated below.  These names are a trade name and/or tradestyle by which Borrower will or may identify and sell certain of its products and under which Borrower will or may conduct a portion of its business, and are not an independent corporation or other legal entity.  Lender is hereby authorized to receive, endorse and deposit any and all checks sent to it in payment of such Accounts including such checks as are payable to any of the trade styles or tradenames.  Accounts invoiced in the name of any tradename or tradestyle are subject to all of the terms and conditions of this Agreement with the same force and effect as if they were in Borrower’s corporate name.

Meade

Meade.com

Coronado

(j)                                                                                     Any invoice or written communication that is issued by Borrower to Lender by facsimile transmission is a duplicate of the original.

(k)                                                                                  Any electronic communication of data, whether by e-mail, tape, disk, or otherwise, Borrower remits or causes to be remitted to Lender shall be authentic and genuine.

(l)                                                                                     Borrower does not own, control or exercise dominion over, in any way whatsoever, the business of any Account or Customer.

(m)                                                                               Borrower represents and warrants to Lender that: (i) Borrower is not engaged as one of Borrower’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) Borrower owns no real property and leases no real property other than as listed on Schedule 6.1 (m); (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory is set forth on Schedule 4.3 (b); and (iv) a list and brief description of all bank accounts maintained by Borrower with any bank or financial institution is set forth on Schedule 8.1 (m)

(n)                                                                                 In the event any such attempted return occurs after the occurrence of a Default hereunder, Borrower shall segregate all returned Inventory from all other property of Borrower or in Borrower’s possession and shall conspicuously label said returned Inventory as the property of Lender.  With respect to any return or attempted return of Inventory, Borrower shall notify Lender of the same immediately, specifying the reason for such return and the location and condition of the returned Inventory.

(o)                                 (i) The Factor Sub Accounts shall have been sold only to Factor Sub and Borrower has not and will not factor, sell, transfer, pledge or give a security interest in any Factor Sub Accounts to anyone other than Factor Sub.  There is no lien, encumbrance, security interest or other claim of any kind or nature on the Factor Sub Account Proceeds or the Collateral except the liens, encumbrances and security interests arising under the Factor Sub Factoring Agreement and the Factoring and Inventory Loan and Security Agreement, or Permitted Liens.  Borrower will not grant a security interest or execute any Financing Statement in favor of any other Person during the Term of this Agreement, without the prior written consent of Lender.

(ii) The amount of each Factor Sub Account is due according to its terms and owing to Borrower and represents an accurate statement of a bona fide sale, delivery and acceptance of Goods or other property or performance of service by Borrower to or for an Account Debtor.  The payment of such Factor Sub Accounts is not contingent upon the fulfillment by Borrower of any further performance of any nature whatsoever.  Each Factor Sub Account Debtor’s business is solvent to the best of Borrower’s knowledge.

(iii) There are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or Disputes with respect to any Factor Sub Account in excess of $10,000, prior to the date it is to be paid.  Borrower shall submit to Lender on a separate Schedule of Accounts for each Account Debtor that is indebted on a Factor Sub Account, credit memos itemizing all such returns and allowances made during the previous week with respect to such Factor Sub Accounts and at Lender’s option a check (or wire transfer) payable to Lender for the amount thereof, or in Lender’s sole and exclusive discretion, Lender may agree to accept the Schedule of Factor Sub Accounts and apply same to Borrower’s Reserve Account.  Borrower agrees to give Lender notice of all set-offs, allowances, discounts, deductions, counterclaims or Disputes in excess of $100,000.

6.2                                 Negative Covenants.

(a)                                  No Merger.  Borrower will not merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of Borrower’s assets or any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing, Borrower may sell Inventory in the ordinary course of Borrower’s business.

(b)                                 No Debt or Liens; Taxes.  Borrower will not obtain or attempt to obtain from any Person other than Lender any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Borrower enter into any direct or indirect guaranty of any obligation of another Person.  Borrower will not permit any of Borrower’s assets or any part of the Collateral to be subject to any Lien.  Borrower shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Borrower will, upon request by Lender, promptly furnish Lender with proof satisfactory to Lender that Borrower has made such payments and deposits.

(c)                                  No Distributions.  Borrower will not retire, repurchase or redeem any of Borrower’s capital stock or other ownership interest in Borrower, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of Borrower’s shares or other ownership interest.

(d)                                 No ERISA Liabilities.  Borrower will make timely payments of all contributions required to meet the minimum funding standards for Borrower’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Lender the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by Borrower of any governmental notice (other than routine requests for information) in respect of any such plan.

(e)                                  Transactions with Affiliates.  Borrower will not engage in any transaction with any of Borrower’s officers, directors, employees, owners or other Affiliates, except for an “arms-length” transaction on terms no less favorable to Borrower than would be granted to Borrower in a transaction with a Person who is not an Affiliate, which transaction shall be approved by Borrower’s disinterested directors and shall be disclosed in a timely manner to Borrower prior to the consummation of the transaction.

(f)                                    Loans/Investments.  Borrower will not make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed an aggregate outstanding amount of $10,000 at any one time outstanding for all employees.  Borrower shall not purchase, acquire or otherwise invest in any Person except: (A) existing investments in Borrower’s subsidiaries described on Schedule 6.2 (f); (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; and (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.  Without limiting the generality of the foregoing, Borrower shall not create any new subsidiary.

(g)                                 Capital Expenditures.  Borrower shall give Lender notice of any capital expenditures in excess of $450,000  during any fiscal year.

Section 7. Administration.

7.1 Expenses.  Borrower shall pay all costs incurred by Lender pursuant to this Agreement, including search and filing fees, wire and ACH transfer fees, audit and field examination fees, legal fees (including the allocated cost of internal counsel) for preparation of this Agreement and any other agreements related hereto and the perfection, preservation and enforcement of any of Lender’s rights hereunder.

7.2 Credit Inquiries.  Borrower authorizes Lender to disclose such information as Lender deems appropriate to persons making credit inquiries about Borrower.

7.3 Field Examinations.  During the term of this Agreement and so long as there exists or has existed no Default, Lender may conduct up to four (4) field examinations per Contract Year; provided, however, that upon the occurrence of a Default and so long as it continues, Lender may conduct additional field examinations.  Borrower agrees to pay to Lender an audit fee equal to $900 per auditor, per day (including partial days), plus all of Lender’s out-of-pocket travel and living expenses incurred while performing each field examination.

7.4 Persons Authorized to Request Advances.  Borrower hereby authorizes and directs Lender to make Advances to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Schedule 7.4.  Lender shall have no liability whatsoever to Borrower or any other Person for acting upon any such instructions which Lender, in good faith, believes were given by any such person, and Lender shall have no duty to inquire as to the propriety of any disbursement.  Lender is hereby authorized to make the loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons.  Although Lender shall make a reasonable effort to determine the person’s identity, Lender shall not be responsible for determining the authenticity of any such instructions, and Lender may act on the instructions of anyone it perceives to be one of the persons authorized to request loans hereunder.  Lender shall have the right to accept the instructions of any of the foregoing persons unless and until Lender actually receives from Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person.  Borrower may change persons designated to give Lender borrowing instructions only by delivering to Lender written notice of such change.  Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Lender makes available to Borrower from time to time for such purpose; provided, however, that Borrower’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

Section 8. Accounting Information.

8.1  Accounting Statements.  Lender shall provide Borrower with information on the Advances and a monthly reconciliation of the lending relationship relating to collections, Advances and account maintenance such as aging, posting, error resolution and e-mailing or mailing of statements.  All of the foregoing shall be in a format and in such detail, as Lender, in its sole discretion, deems appropriate.  Lender’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Advances and Reserve between Lender and Borrower.  Each statement, report, or accounting rendered or issued by Lender to Borrower shall be deemed conclusively accurate and binding on Borrower unless within thirty (30) days after the date of issuance Borrower notifies Lender to the contrary pursuant to Section 10 hereof, setting forth with specificity the reasons why Borrower believes such statement, report, or accounting is inaccurate, as well as what Borrower believes to be correct amount(s) therefore.  If the Borrower gives notice of its disagreement with Lender’s statement, all matters in such statement that are not objected to in Borrower’s notice, shall be deemed conclusively accurate and binding on Borrower.  Borrower’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Borrower’s failure to do so shall nonetheless bind Borrower to whatever Lender’s records would have reported.

8.2  Inspections.  Lender shall have the right at any time, at Borrower’s expense, to visit and inspect Borrower’s books and records, and to make and take away copies of Borrower’s books and records.

Section 9.                                          Default and Remedies.

9.1 Default.  A Default shall be deemed to have occurred hereunder upon the happening of one or more of the following: (a) Borrower shall fail to pay as and when due any amount owed to Lender; (b) any Obligor shall breach any covenant, warranty or representation set forth herein or in any Lending Document or same shall be untrue when made; (c) any Obligor becomes insolvent in that its debts are greater than the fair value of its assets or is unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, or any state insolvency proceeding is filed by or against any Obligor; (d) any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Collateral or any portion thereof and the same is not released within ten (10) days; (e) any Obligor suffers the entry against it for a final judgment for the payment of money in excess of $100,000.00, unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such periods and a stay of execution pending such appeal is obtained; (f) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Borrower, or by any Obligor or other person on behalf of Borrower, to Lender is not true and correct in any material respect; (g) Borrower shall have a federal or state tax lien filed against any of its properties, or shall fail to pay any federal or state tax when due, or shall fail to file any federal or state tax form as and when due; (h) a material adverse change shall have occurred in Borrower’s financial conditions, business or operations; (i) any suspension of the operation of Borrower’s present business; (j) dissolution, merger, or consolidation of any Obligor that is a corporation, partnership or limited liability company, provided, however, that the sale of Meade Germany is specifically permitted; (k) transfer of a substantial part (determined by market value) of the property of any Obligor; (l) sale, transfer or exchange, either directly or indirectly, of a controlling stock or equity ownership interest of any Obligor; (m) termination, unenforceability or withdrawal of any guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty, (n)  a default or event of default shall occur under the terms of any agreement between Borrower and FCC, LLC or between Borrower and FCC Factor Subsidiary II, LLC, or (o) Borrower shall breach any covenant or fail to perform any covenant in any agreement between Borrower and FCC, LLC, or between Borrower and FCC Factor Subsidiary II, LLC.

9.2 Remedies.  (a)  Upon a Default, Lender may, without demand or notice to Borrower, exercise all rights and remedies available to it under this Agreement, under the UCC or otherwise, including terminating this Agreement and declaring all Obligations immediately due and payable, provided, however that in the event of a Default described under clause (c) of Section 9.1, such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.

(b)                                 Without notice to or demand upon Borrower or any other Person, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its interest in the Collateral.  Borrower authorizes Lender to enter each premises where any books and records are located, take and maintain possession of the books and records, and to pay, purchase, contest or compromise any lien which in Lender’s opinion appears to be prior or superior to its interest and to pay all expenses incurred in connection therewith.

(c)                                  Lender shall be entitled to any form of equitable relief that may be appropriate without having to establish that any remedy at law is inadequate or other grounds.  Lender shall be entitled to freeze, debit and/or effect a set-off against any fund or account Borrower may maintain with any bank.  In the event Lender deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of a Default, Borrower waives any requirement that Lender post or otherwise obtain or procure any bond.  Alternatively, in the event Lender, in its sole and exclusive discretion, desires to procure and post a bond, Lender may procure and file with the court a bond in an amount up to and not greater than $100,000.00 notwithstanding any common or statutory law requirement to the contrary.  Upon Lender’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law.  Borrower waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Lender is thereafter, for whatever reason(s), vacated, dissolved or reversed.

9.3  Cumulative Rights; Waivers.  The occurrence of any Default shall entitle Lender to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Lender either prior or subsequent to a Default) as available to a Secured Party under the UCC in effect in any applicable jurisdiction.  All rights, remedies and powers granted to Lender in this Agreement, or in any other instrument or agreement given by Borrower to Lender or otherwise available to Lender in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as Lender may have.  These rights may be exercised from time to time as to all or any part of the Collateral hereunder as Lender in its discretion may determine.  Lender may not be held to have waived its rights and remedies unless the waiver is in writing and signed by Lender.  A waiver by Lender of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election or acquiescence by it.

Section 10. Term.

  This Agreement may be terminated upon forty-five (45) days prior written notice from Lender to Borrower.  Borrower shall have the right to terminate this Agreement at any time, however, upon payment of the appropriate Prepayment Penalty as outlined below:

Prepayment Penalty	Time Period During Which Termination Occurs
$300,000	During the first year
$200,000	During the second year
$100,000	During the third year

If termination of the Agreement by the Borrower is a result of the sale of all or substantially all of Borrower’s stock or assets, the Prepayment Penalty will be as follows:

Prepayment Penalty	If Termination Occurs Due To Stock Or Asset Sale
$300,000	Within 180 days of the Agreement Date
$150,000	More than 181 days after the Agreement Date but prior to 365 days after the Agreement Date
$100,000	During the second Contract Year
$50,000	During the third Contract Year

Notwithstanding anything herein to the contrary, Lender may terminate this Agreement i) at any time without notice after the occurrence of a Default, or ii) assuming no Default by Borrower, Lender may terminate this Agreement at any time by giving not less than forty-five (45) days notice.  Notwithstanding payment in full of all Obligations by Borrower, any such notice of termination is conditioned on Borrower’s delivery, to Lender, of a general release in a form reasonably satisfactory to Lender.  Borrower understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC.  Lender shall not be required to record any terminations or satisfactions of any of Lender’s liens until Borrower has executed and delivered to Lender said general release and Borrower shall have no authority to do so without Lender’s express written consent.  Any termination of this Agreement shall not affect Lender’s security interest in the Collateral, and this Agreement shall continue to be effective, until all transactions entered into and Obligations incurred hereunder have been completed and satisfied in full.  The expense reimbursement, repayment and indemnification provisions of this Agreement shall survive the termination of this Agreement.  All Obligations shall be immediately due and payable in full upon termination of this Agreement for any reason.

Section 11.  Notices.  Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, or (iv) prepaid telegram, telex or telecopy, addressed to each party hereto at its address set forth below or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith.  Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram, telex or telecopy, upon receipt.

Section 12.  Attorney’s Fees.  Borrower agrees to reimburse Lender upon demand for all reasonable attorney’s fees, court costs and other expenses incurred by Lender in preparation, negotiation and enforcement of this Agreement and protecting or enforcing its interest in the Factor Sub Accounts or the other Collateral, or in the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, the Collateral, or any Factor Sub Accounts including any defense of any Avoidance Claims.  Borrower hereby authorizes Lender, at Lender’s sole discretion, to deduct such fees, costs and expenses from the Reserve Account or may make demand therefore.  Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Borrower with a right to attorney’s fees or costs, Borrower hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Borrower agrees that Lender exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

Section 13.                                   Unused Line Fee.  In consideration of the maintenance of Lender’s commitment hereunder, Borrower will pay Lender a fee at the rate of three-quarters of one percent (0.75%) per annum on the daily average unused portion of Lender’s commitment to make loans hereunder, payable monthly in arrears on the first day of each calendar month, beginning on the first such date following the date of this Agreement.

Section 14.                                   Indemnity.  Borrower hereby indemnifies and agrees to hold harmless and defend Lender from and against any and all claims, judgments, liabilities, fees and expenses (including attorney’s fees) which may be imposed upon, threatened or asserted against Lender at any time and from time to time in any way connected with this Agreement, the Factor Sub Accounts or the Collateral.  The foregoing indemnification shall apply whether or not such indemnified claims are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of Lender.

Section 15.                                   Severability.  Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

Section 16.                                   Parties in Interest.  All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Lender.  Lender reserves the right to assign its rights and obligations under this agreement in whole or in part to any person or entity.  Notwithstanding anything herein to the contrary, the Lender may, without consent of the Borrower, grant a security interest in, sell or assign, grant or sell participations in or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons  and upon notice of such assignment, sale or grant of participation by Lender, to treat such assignee, transferee or participant as  “Lender” for all purposes hereunder

Section 17.                                   Governing Law:  Submission to Process and Venue.  This agreement shall be deemed a contract made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to the rules thereof relating to conflicts of law.  Borrower hereby irrevocably submits itself to the exclusive jurisdiction of the state and federal courts located in any county in California in which Lender has a business location, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this agreement, the security interest created hereby or any other relationship between Lender and Borrower by any means allowed under state or federal law.  Any legal proceeding arising out of or in any way related to this Agreement, the security interest created hereby or any other relationship between Lender and Borrower shall be brought and litigated in any the state or federal courts located in any county in which Lender has a business location, the selection of which shall be in the exclusive discretion of Lender.  Borrower hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding, is brought in any inconvenient forum or that the venue thereof is improper.

Section 18.                                   Complete Agreement.  This Agreement, the written documents executed pursuant to this Agreement, if any, and the acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 19.                                   Miscellaneous.

(a)                                  Borrower acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Lender and Borrower, and Borrower waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Lender and Borrower in any action or proceeding (whether by way of claim, counterclaim, cross claim or otherwise) for damages.

(b)                                 This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Lender’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Borrower.

(c)                                  In the event Borrower’s principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Borrower during the term of this Agreement, such entity shall be deemed to have expressly assumed the Obligations due Lender by Borrower under this Agreement.  Upon the formation of any such entity, Lender shall be deemed to have been granted an irrevocable power of attorney with authority to file, on behalf of the newly formed entity, a new UCC-1 or UCC-3 Financing Statement with the appropriate secretary of state or UCC filing office.  Lender shall be held harmless and be relieved of any liability arising from filing any such statement or the resulting perfection of a lien in any of the new entity’s assets.  In addition, Lender shall have the right to notify the new entity’s account debtor of Lender’s lien rights, its right to collect all Factor Sub Account Proceeds and Factor Sub Accounts, and to notify any new Lender or lender who has sought to procure a competing lien of Lender’s right is in such new entity’s assets.

(d)                                 Borrower expressly authorizes Lender to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any Goods regarding an Approved Account.

(e)                                  INTENTIONALLY RESERVED

(f)                                    Borrower shall indemnify Lender from any loss arising out of the assertion of any Avoidance Claim.  Borrower shall notify Lender within two business days of it becoming aware of the assertion of an Avoidance Claim.

(g)                                 Borrower agrees to execute any and all forms (i.e. Forms 8821 and/or 2848) that Lender may require in order to enable Lender to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

(h)                                 Borrower will cooperate with Lender in obtaining a control agreement in form and substance satisfactory to Lender with respect to Collateral consisting of:  Deposit Accounts; Investment Property; Letter-of-Credit Rights; and electronic Chattel Paper.

(i)                                             Lender and Borrower agree and acknowledge that the loan facility provided for by this Agreement is not conditioned upon the existence or provision of any other loan facility, factoring arrangement or other financial accommodations between Lender and Borrower or any of their affiliates.

(j)                                     The terms of this Agreement and the other Factoring Documents are confidential and Borrower agrees not to disclose same to any party other than its accountants, attorneys and others that are in a confidential relationship with Borrower and who agree to treat this Agreement and the other Factoring Documents and the contents of same as confidential, except as required by law (i.e. SEC filings).

(k)                                  The Borrower shall make each payment required hereunder, and/or under any instrument delivered hereunder, without setoff, deduction or counterclaim of any kind, whether any right of setoff, deduction or counterclaim arises pursuant to this Agreement, arises pursuant to applicable law or otherwise.

Section 20.                                   Governing Law; Jurisdiction; Venue, Waiver of Jury Trial and Service of Process.

(A)   THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED AND PERFORMED WITHIN SUCH STATE, AND BORROWER HEREBY AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA, AND WAIVES

PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE CERTIFIED MAIL DIRECTED TO BORROWER AT ITS ADDRESS AS IT APPEARS AT THE BEGINNING OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U. S. MAILS, CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID.  BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION SHALL AFFECT LENDER’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT LENDER’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO.  IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 21.  Acknowledgment of Waivers and Loss of Defenses.

(a)                                  Borrower acknowledges that certain provisions of this Agreement operate as waivers of rights that Borrower would otherwise have under applicable law.  Other provisions permit Lender to take actions that Lender would otherwise not have a right to take, to fail to take actions that Lender would otherwise have an obligation to take, or to take actions that may prejudice Borrower’s rights and obligations under this Agreement and against the Borrower.  In the absence of these provisions Borrower might have defenses against Borrower’s obligations under this Agreement.  These defenses might permit Borrower to avoid some or all of Borrower’s obligations under this Agreement.

(b)                                  Borrower intends by the waivers and other provisions of this Agreement, including the acknowledgement set forth in this section, to be liable to the greatest extent permitted by law for all of Borrower’s obligations to Lender.  Borrower intends to have this liability even if the terms of the Lending Documents change or if Borrower does not have any rights against Borrower.

(b)                                  Borrower acknowledges that (i) Borrower understands the seriousness of the provisions of this Agreement; (ii) Borrower has had a full opportunity to consult with counsel of Borrower’s choice; and (iii) Borrower has consulted with counsel of Borrower’s choice or has decided not to consult with counsel.

Section 22.                                   Waiver Of Jury Trial.  This Section concerns the resolution of any controversies or claims between the Borrower and Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any of the other Lending Documents (collectively a “Claim”).

(a)                                  Judicial Reference.

i.

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 20 herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable. This Section will be applicable until: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained in Section 20 herein is valid or enforceable; or (ii) the California Legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

ii.

Other than the exercise of provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Venue for the reference proceeding will be in the Superior Court or Federal District Court in Los Angeles County, California (the “Court”).

iii.

The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

iv.

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within forty-five (45) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

v.

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon ten (10) days written notice, and all other discovery shall be responded to within twenty (20) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

vi.

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

vii.

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP Section 644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

viii.

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

ix.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT.

In Witness Whereof, the parties have set their hands and seals on the day and year first hereinabove written.

FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC

By:	/s/Robert S. Yasuda
Name:	Robert S. Yasuda
Title:	Senior Vice President

MEADE INSTRUMENTS CORP.

By:	/s/Steven G. Murdock
Steven G. Murdock
Chief Executive Officer

STATE OF CALIFORNIA	)
) SS:
COUNTY OF	)

On                                   , 2009, before me,                                         , Notary Public, personally appeared Steven L. Muellner, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Signature of Notary)	(Seal of Notary)

EXHIBIT “A”

Definitions

“Account(s)” means (i) all “accounts” as defined in the UCC, whether presently existing or hereafter arising, due to Borrower and (ii) all presently existing or hereafter arising accounts receivable due to Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations or rights to payment of a monetary obligation now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned by performance) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any Obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Borrower that correspond to any of the foregoing and all proceeds of the foregoing.

“Account Debtor” or “Customer” means any Person who is obligated on an Account, Chattel Paper or General Intangible.

“Advance” is defined in Section 2.2 of this Agreement.

“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

“Application” means each application made by Borrower in connection with this Agreement.

“Approved Account(s)” means a Factor Sub Account which is deemed acceptable to make Advances against by Lender in the exercise of its reasonable sole credit or business judgment and for which Factor has a payment obligation under the Factor Sub Factoring Agreement.

“Avoidance Claim” means any claim that any payment received by Lender from or for the Factor Sub Account of a Factor Sub Account Debtor is avoidable under the federal Bankruptcy Code or any other debtor relief statute.

“Business Day” means any day that a bank located in California, Oklahoma or Ohio is open for business.

“Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Collateral” means and includes all of Borrower’s right, title and interest in and to all of Borrower’s property other than Factor Sub Accounts, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising and wherever located, including all of the following: (a) all Factor Sub Accounts Proceeds, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment (g) General Intangibles (including but not limited to all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Customer or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof), (h) Goods, (i) Inventory, (j) Instruments, (k) Investment Property, (l) Letters of Credit and Letter of Credit Rights, (m) Negotiable Collateral (n) the Reserve, (o) all Supporting Obligations, (p) the proceeds of all Accounts that are not Factor Sub Accounts including the amounts payable as the purchase price therefore under the Factoring and Inventory Advances and Security Agreement, (q) all other personal property assets of the Borrower except Factor Sub Accounts and Accounts sold to FCC under the Factoring and Inventory Loan and Security Agreement, and (r) all proceeds and products of the foregoing.

“Commercial Tort Claim” means (i) all “commercial tort claims” as defined in the UCC, and (ii) all claims arising in tort with respect to which:  (A) The claimant is an organization; or (B) The claimant is an individual and the claim: (x) arose in the course of the claimant’s business or profession; and (y) does not include damages arising out of personal injury to or the death of an individual.

“Deposit Account” means (i) all “deposit accounts” as defined in the UCC, and (ii) any demand, time, savings, passbook or like account maintained with a bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC.

 “Dispute” means any claim, whether or not provable, bona fide, or with or without support, made by an Factor Sub Account Debtor as a basis for refusing to pay a Factor Sub Account, either in whole or in part, including, but not limited to, any contract dispute, charge back, credit, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Factor Sub Account.

“Documents” means a document of title or a receipt of the type described in UCC 7-201(2).

“Default” means any of the events specified in Section 9.1 of this Agreement.

“Equipment” means (a) all “equipment” as defined in the UCC, and (b) all of Borrower’s present and hereafter acquired machinery, equipment, furniture, fixtures, goods, and all other tangible personal property (other than Inventory), including computer and other electronic data processing equipment and other office equipment and supplies, computer programs and related data processing software, embedded software, spare parts, tools, motors, automobiles, trucks, tractors and other motor vehicles, rolling stock, jigs, as well as all of such types of property leased by Borrower and all of Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Factor Sub” means FCC Factor Subsidiary II, LLC, a Delaware limited liability company.

“Factor Sub Accounts” means (i) all “accounts” as defined in the UCC, whether presently existing or hereafter arising, and (ii) all presently existing or hereafter arising accounts receivable due to Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations or rights to payment of a monetary obligation now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned by performance) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Borrower that correspond to any of the foregoing but only to the extent that such accounts are purchased by Factor Sub under the terms of the Factor Sub Factoring Agreement.

“Factor Sub Accounts Proceeds” means the proceeds of Factor Sub Accounts, including, without limitation, any amounts payable by Factor Sub as the Purchase Price of the Factor Sub Accounts under the Factor Sub Factoring Agreement.

“Factor Sub Factoring Agreement” means that certain Factoring and Security Agreement entered into by and between Factor Sub and Borrower dated as of the date hereof.

“Factoring and Inventory Advances and Security Agreement” means that certain Factoring and Inventory Advances and Security Agreement by and between Borrower and FCC dated as of the date hereof.

“FCC” means FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC.

 “Financing Statement” means each UCC financing statement naming Lender as secured party and Borrower as debtor, in connection with this Agreement.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Person referred to.

“General Intangible” means (i) all “general intangibles” as defined in the UCC, and (ii) all of Borrower’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, licenses and rights under any licensing agreements, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit Factor Sub Accounts, tax refunds and tax refund claims) other than Goods, Factor Sub Accounts, Chattel Paper, Commercial Tort Claims, Deposit Factor Sub Accounts, Documents, Equipment,  Instruments, Investment Property, Letters of Credit or Letters of Credit Rights, but specifically including all of  Borrower’s books and records.

“Goods” means (i) all “goods” as defined in the UCC, and (ii) all of Borrower’s present and hereafter acquired goods, wherever located, including imbedded software to the extent included in “goods”, manufactured homes, and standing timber that is cut and removed for sale.

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement).

 “Instrument” means (i) all “instruments” as defined in the UCC, and (ii) all negotiable instruments or any other writings that evidence a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.  The term does not include (i) Investment Property, (ii) Letters of Credit, or (iii) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for us with the card.

“Inventory” means (i) all “inventory” as defined in the UCC, and (ii) all of Borrower’s inventory, together with all of Borrower’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Investment Property” means (i) any “investment property” as defined in the UCC, and (ii) a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract, or commodity account.

“Lending Documents” means, collectively, this Agreement and any other agreements, instruments, certificates or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, riders covering inventory or other loans, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Borrower, any guarantor or any affiliate of Borrower, any Obligor or any guarantor pursuant hereto or in connection herewith.

“Letter of Credit” means a commercial or stand-by letter of credit issued by or on behalf of or for the benefit of Borrower.

“Letter of Credit Right” means (i) “letter of credit right” as defined in the UCC, and (ii) a right to payment or performance under a Letter of Credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.  The term does not include the right of a beneficiary to demand payment or performance under a Letter of Credit.

“Lien” means, as applied to the property of any Person, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Maximum Revolving Credit Limit” means the sum of an amount equal to Ten Million and No/100 Dollars ($10,000,000) less the total outstanding principal amount of loans or other obligations outstanding under that certain Factoring and Inventory Advances and Security Agreement.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrower’s books and records relating to any of the foregoing.

 “Net Invoice Amount” means with respect to each Factor Sub Account, the invoice amount of such Factor Sub Account, less returns (whenever made), all selling discounts, other discounts, allowances, credits or deductions of any kind allowed or granted to or taken by the Account Debtor at any time and all amounts for freight.

“Obligations” means all present and future obligations hereunder owing by Borrower to Lender whether or not for the payment of money, whether or not arising pursuant to this Agreement, or evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Bankruptcy Case in which Borrower is a debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations or any guaranty due to Lender.

“Obligor” means Borrower and any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, including, but not limited to, any guarantor thereof (individually an “Obligor” and collectively, the “Obligors”).

 “Permitted Liens” means (a) liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent, (b) liens set forth on Schedule 2 hereto, (c)  the interests of lessors in goods which are leased to Borrower, including leases which are deemed to be “capital leases” in accordance with GAAP, (d) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which liens are for sums not yet delinquent, (e) Liens in favor of FCC or any of its affiliates, and (f) encumbrances on trademarks arising pursuant to any agreements whereby Borrower grants a license to a third party to use one or more of Borrower’s trademarks.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

 “Purchase Price” means the price that Factor Sub has agreed to pay Borrower under the Factor Sub Factoring Agreement for each Factor Sub Account.

“Reserve Account” means a bookkeeping account on the books, maintained by Lender, to which the Required Reserve Amount and such other amounts as determined by Lender may be charged to ensure Borrower’s performance with the provisions hereof.

“Reserve Percentage” means twenty percent (20.0%) of the Purchase Price of the Factor Sub Accounts and as such percent may change in accordance herewith.

“Required Reserve Amount” means the Reserve Percentage multiplied by the unpaid balance of all Approved Factor Sub Accounts.

“Schedule of Factor Sub Accounts” means a form supplied by Lender from time to time wherein Borrower lists those Factor Sub Accounts it requests Lender to make Advances against under the terms of this Agreement.

“Security Interest” means the Liens of Lender on and in the Collateral affected hereby or pursuant to the terms hereof.

“Supporting Obligation” means (i) a “supporting obligation” as defined in the UCC, and (ii) a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Termination Fee” means the fee payable by Borrower to Lender as provided in Section 10 hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

SCHEDULE 1

Form of Schedule of Factor Sub Accounts

SCHEDULE 2

Permitted Sales or Liens

UCC #10998869 filed with the Delaware Secretary of State by Bank of America, N.A. (all assets)—TO BE TERMINATED

UCC #30280704 filed with the Delaware Secretary of State by General Electric Capital Corporation (leased equipment)

UCC #30932981 filed with the Delaware Secretary of State by General Electric Capital Corporation (leased equipment)

UCC # 41350471 filed with the Delaware Secretary of State by Celtic Leasing Corporation and Banc One Leasing Corp. (leased equipment)

UCC #06-7088609600 filed with the California Secretary of State by Celtic Leasing Corp. (leased equipment)

SCHEDULE 4.3 (b)

Collateral Locations

6001 Oak Canyon

Irvine, CA  92618

Boulevard San Antonio

De los Buenos de Mendoza

No. 20104, Parque Industrial Valle Sur 2

Tijuana, Baja California, Mexico CP. 22114

Ave La Paz No 10009

Parque Industrial Pacifico

Nave 15-AB-0500

Tijuana, Baja California, Mexico CP. 22670

27 Hubble

Irvine, CA  92618

Consignees, Processors, Bailees and Warehousemen

None

SCHEDULE 6.1 (m)

Real Property

None

SCHEDULE 6.2 (f)

Subsidiaries

Meade Coronado Holdings Corp.

Coronado Instruments, Inc.

MTSC Holdings, Inc.

Simmons Outdoor Corporation

MC Holdings, Inc.

Meade.com

Meade Instruments (Guangzhou) Co., Ltd.

Meade Instruments Foreign Sales Corporation Limited

Meade Instruments Mexico, S. de R.L. de C.V.

Meade Instruments Europe Corporation

SCHEDULE 7.4

Persons Authorized to Request Advances

Steven G. Murdock

Paul E. Ross

John A. Elwood

SCHEDULE 8.1 (m)

Bank Accounts

Bank of America #xxxxxxxxx0477 (Controlled Disbursement)

Bank of America #xxxxxxxxx5331 (Payroll)

Bank of America #xxxxxxxxx5330 (General)

Bank of America #xxxxxxxxx7067 (Lockbox)